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NIKE, Inc. Announces Dr. John C. Lechleiter’s Retirement from the NIKE Board of Directors

BEAVERTON, Ore., Apr. 23, 2019 --- NIKE, Inc. (NYSE: NKE) today announced that Dr. John C. Lechleiter, a director of the Company since 2009 and former Chairman, President and Chief Executive Officer of Eli Lilly and Company, has decided to retire and will not stand for re-election to the Board of Directors of NIKE, Inc. (the “Company”) at the September 2019 Annual Meeting of Shareholders (the “Annual Meeting”). Dr. Lechleiter’s decision to retire was due to scheduling conflicts with other boards on which he presently serves.

Dr. Lechleiter will continue to serve as a NIKE, Inc. director until the 2019 Annual Meeting. He will be succeeded by Michelle Peluso, a director since 2014, as Chairperson of the Corporate Responsibility, Sustainability & Governance Committee of the Board.

“We’d like to thank John for his contributions as a valued and trusted advisor and steward since 2009. His insights as a business leader have been invaluable and we wish him well,” said Mark Parker, Chairman, President and CEO of NIKE, Inc. “We are also incredibly pleased that Michelle will succeed John as Chairperson of the Corporate Responsibility, Sustainability & Governance Committee. Her passion, commitment and leadership in the key strategic areas overseen by the Committee will help us build upon Nike’s leadership position.”

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Ore., is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, Nike’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.